As filed with the Securities and Exchange Commission on August 22, 2018

Registration No. 333-213729

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0064146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

909 Silver Lake Boulevard

Dover, Delaware 19904

(302) 734-6799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth W. Cooper

Senior Vice President and Chief Financial Officer

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, Delaware, 19904

(302) 734-6799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey E. Decker, Esq.

Baker & Hostetler, LLP

2300 SunTrust Center

200 S. Orange Avenue

Orlando, Florida 32801

(407) 649-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3ASR (No. 333-213729) (the “Registration Statement”) filed by Chesapeake Utilities Corporation (the “Company”) on September 21, 2016. The Registration Statement registered shares of the Company’s common stock, $0.4867 par value per share (the “Common Stock”), issuable from time to time in one or more offerings by the Company, as well as preferred stock purchase rights (the “Rights”) to be issued with each such share of Common Stock pursuant to the Rights Agreement, dated as of August 20, 1999, by and between the Company and BankBoston, N.A., as amended by that certain First Amendment to Rights Agreement dated September 12, 2008, by and between the Company and Computershare Trust Company N.A., as successor rights agent, and as amended by that certain Second Amendment to Rights Agreement dated February 27, 2018, by and between the Company and Computershare Trust Company N.A., as successor rights agent (as amended, the “Rights Agreement”).

At 5:00 P.M., New York City time, on February 27, 2018, the “Final Expiration Date” occurred under the Rights Agreement. As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of Common Stock is no longer accompanied by a right to purchase, under certain circumstances, one one-fiftieth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company. Accordingly, since the Rights can no longer be issued with the Common Stock registered under the Registration Statement for issuance pursuant to the Plan, this Post-Effective Amendment is being filed to deregister the Rights previously registered under the Registration Statement. The Company hereby withdraws from registration all Rights registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on the 22nd day of August, 2018.

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ Michael P. McMasters
Michael P. McMasters
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

/s/ John R. Schimkaitis John R. Schimkaitis, Chairman of the Board and Director Date: August 22, 2018	/s/ Michael P. McMasters Michael P. McMasters, President, Chief Executive Officer and Director (Principal Executive Officer) Date: August 22, 2018

/s/ Beth W. Cooper Beth W. Cooper, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) Date: August 22, 2018	/s/ Eugene H. Bayard Eugene H. Bayard, Esq., Director Date: August 22, 2018

/s/ Thomas J. Bresnan Thomas J. Bresnan, Director Date: August 22, 2018	/s/ Dr. Ronald G. Forsythe, Jr. Dr. Ronald G. Forsythe, Jr., Director Date: August 22, 2018

/s/ Thomas P. Hill, Jr. Thomas P. Hill, Jr., Director Date: August 22, 2018	/s/ Dennis S. Hudson, III Dennis S. Hudson, III, Director Date: August 22, 2018

/s/ Paul L. Maddock, Jr. Paul L. Maddock, Jr. Director Date: August 22, 2018	/s/ Calvert A. Morgan Calvert A. Morgan, Jr., Director Date: August 22, 2018

/s/ Dianna F. Morgan Dianna F. Morgan, Director Date: August 22, 2018